UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 21, 2026

UFP INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Michigan (State or other Jurisdiction of Incorporation)	0-22684 (Commission File Number)	38-1465835 (IRS Employer Identification No.)

2801 East Beltline, NE Grand Rapids, Michigan (Address of Principal Executive Offices)	49525 (Zip Code)

Registrant's telephone number, including area code: (616) 364-6161

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	UFPI	The NASDAQ Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.01     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed on a Form 8-K filed on August 27, 2024, Matthew J. Missad, the Executive Chairman of UFP Industries, Inc., a Michigan corporation (the “Company”), will be retiring from his employment with the Company on December 31, 2026 (the “Retirement Date”). As previously disclosed, Mr. Missad was appointed Executive Chairman effective December 29, 2024, following his transition from his prior role as Chief Executive Officer (CEO) of the Company. Following his Retirement Date, Mr. Missad will remain as Chairman of the Board.

The Company maintains an Executive Retirement Plan applicable to select senior executives of the Company. At the time Mr. Missad was appointed as CEO of the Company in 2011, the Company’s Board of Directors discussed with Mr. Missad the possibility of an enhanced retirement plan that would provide Mr. Missad with retirement benefits in the range of three to five times his annual compensation, subject to the Company’s performance, Mr. Missad’s tenure as CEO, and other factors. No formal or definitive arrangement regarding any such enhanced retirement plan was determined or established. Subsequently, the Personnel and Compensation Committee of the Board determined that Mr. Missad had exceeded expectations during his tenure as CEO and, as a result, recommended the Board approve retirement benefits in the aggregate sum of $5.0 million, payable over three years. In making such recommendation, the Personnel and Compensation Committee determined that this sum is well below the maximum amount of the range of benefits referenced above.

In light of the foregoing, the Board of Directors has approved, and the Company and Mr. Missad have entered into, a Separation of Employment, Noncompete and General Release Agreement, effective as of December 31, 2026 (the “Retirement Agreement”). Pursuant to the Retirement Agreement, Mr. Missad will receive the following benefits: (i) an amount equal to $5.0 million, less all applicable tax withholdings and other authorized deductions, payable in three annual installments on or about July 1, 2027, 2028, and 2029; (ii) continued vesting of shares of Company common stock granted to Mr. Missad pursuant to a Restricted Stock Grant Agreement, subject to Mr. Missad’s compliance with the terms of such agreement and the Retirement Agreement; (iii) eligibility for a 2026 performance bonus payable in February 2027; (iv) COBRA benefits as required by law; and (v) reimbursement for any unreimbursed ordinary and necessary business expenses incurred by Mr. Missad prior to the Retirement Date. The benefits provided to Mr. Missad pursuant to the Retirement Agreement are in lieu of, and not in addition to, the benefits to which he would otherwise be entitled pursuant to the Executive Retirement Plan.

Mr. Missad’s receipt of the benefits pursuant to the Retirement Agreement is conditioned upon the effectiveness of a general release of claims in favor of the Company (and certain of its affiliates and related parties) that is included within the Retirement Agreement, as well as his continued compliance with certain restrictive covenants included in the Retirement Agreement, including a three-year non-competition covenant prohibiting Mr. Missad from engaging in certain business activities competitive with the Company’s businesses through December 31, 2029, and ongoing obligations regarding the confidentiality of the Company’s proprietary information. The Retirement Agreement also includes a non-disparagement covenant. In the event Mr. Missad breaches any provision of the Retirement Agreement, in addition to any other remedy available under law or equity, the Company may suspend or terminate its obligation to make any outstanding severance payments, initiate forfeiture of the restricted shares, and pursue damages, including recovery of consideration previously paid.

The foregoing summary of the Retirement Agreement is qualified in its entirety by reference to the full text of the Retirement Agreement, which is filed hereto as Exhibit 10.1 and incorporated herein by reference.

Item 8.01.   Other Information.

On October 21, 2026, the Board of Directors of UFP Industries, Inc. declared a quarterly cash dividend of $0.36 per share of the Company’s common stock. This dividend is payable on December 15, 2026, to shareholders of record on December 1, 2026. The per share cash dividend amount represents a 3% increase from the 2025 dividend rate.

Item 9.01     Exhibits.

EXHIBIT INDEX

Exhibit Number	Document

10.1	Separation of Employment, Noncompete and General Release Agreement, effective as of December 31, 2026.

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded in the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

UFP INDUSTRIES, INC.
(Registrant)

Dated: October 21, 2026	By:	/s/ Michael R. Cole

Michael R. Cole
Chief Financial Officer,
Principal Financial Officer and
Treasurer

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